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                                                                  EXHIBIT 3.1(d)

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                     FILED 04:30 PM 07/08/1997
                                                       971226463 - 2770901


                          CERTIFICATE OF INCORPORATION

                                       OF

                               Advanced Box, Inc.

                                     *****


     1.   The name of the corporation is Advanced Box, Inc.

     2. The address of its registered office in the State of Delaware is 900 Market Street, Suite 200, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is Griffin Corporate Services, Inc.

     3.   The nature of the business or purposes to be conducted or promoted is:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware; provided, however, that the corporation shall engage in no activity other than the maintenance and management of intangible investments and the collection and distribution of the income from such intangible investments and from tangible property physically located outside of the State of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is: 100 shares of Common Stock, par value $.01 per share.

     5.   The name and mailing address of each incorporator is as follows:

     NAME                           MAILING ADDRESS
     ----                           ---------------

Alan Werther, Esq.       Cozen and O'Connor, 1900 Market Street, Philadelphia,
                         Pennsylvania  19103

     6.   The corporation is to have perpetual existence.

     7. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     8.   Each meeting of the stockholders of the corporation

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shall be held within the State of Delaware.

     9. The books and records of the corporation physically shall be maintained in the State of Delaware.

     10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     11. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     12. Each director, officer, employee and agent of the corporation shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of Delaware, as currently in effect or as hereafter enacted.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 8th day of July, 1997.



                                         (s) Alan S. Werther
                                         -------------------------
                                         Alan S. Werther

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